PATENT LICENSE AGREEMENT

between

Ecoenergy Patent GmbH (in the course of incorporation)
Represented by the Managing director
Dr. Francisco José Guadamillas Cortés
Verona Strasse 10
55411 Bingen am Rhein

- referred to as licensor below -

and

Aqua Society GmbH
represented by the Managing director
Dr. Volker Schulz
Konrad-Adenauer-Strasse 9-13
D-45699 Herten

- referred to as licensee below -

PREAMBLE

The licensor grants to the licensee rights of use to the patent applications listed in Attachment 1 to this agreement in the following specified scope. Since the individual systems fall under several of the licensed protected rights, to make it easier, the licenses will be divided into five different technical areas as follows:

1.	Energy recovery from capacitor waste heat of water from the atmosphere

2.	Energy recovery from capacitor waste heat of refrigeration and air conditioning systems

3.	Energy recovery from the waste heat of block-type thermal power stations [2 initials]

1

4.	Energy recovery from the waste heat of industrial heat processes

5.	Energy recovery from the heat of exhaust and sewage streams

It should be noted that each technical area mentioned does not extend to the other technical areas mentioned. For example, energy recovery from the waste heat of industrial heat processes does not also include energy recovery from the heat of exhaust and sewage streams or energy recovery from capacitor waste heat of refrigeration and air conditioning systems.

Terminology definitions

The subject matter of the license is one or more embodiments that fall under at least one protected right according to Attachment 1 to this agreement.

Against this background, the parties enter into the following license agreement.

§ 1 Legal status of the contractual protected rights

The licensor warrants that the contractual protected rights are pending at the time the agreement is signed. However, a warranty for the grant of the contractual protected rights is precluded.

The licensor declares that the contractual protected rights are unencumbered by licenses to third parties, and in particular that the contractual protected rights are not hypothecated, that no usufruct or other in rem right has been granted, or that they are the subject of a measure for the enforcement of a judgment.

No pending proceedings are known to the licensor that could conflict with the grant and use of the contractual protected rights. However, a warranty for the non-existence of such rights is expressly precluded.

§ 2 Type and scope of the license

The license includes manufacture, use and distribution. It is an exclusive license. [2 initials]

The exclusive license covers five (5) different technical areas, which are:

1.	Energy recovery from capacitor waste heat of water from the atmosphere

2.	Energy recovery from capacitor waste heat of refrigeration and air conditioning systems

3.	Energy recovery from the waste heat of block-type thermal power stations

4.	Energy recovery from the waste heat of industrial heat processes

5.	Energy recovery from the heat of exhaust and sewage streams

With the exception of the rights granted explicitly to the licensee with this license agreement, the licensee acquires no other rights at all in the contractual protected rights.

§ 3 Sublicenses

The licensee may allocate no sublicenses without prior approval from the licensor in advance and in writing. If a sublicense authorized in writing by the licensor is granted to a third party, the rights and obligations from this agreement are to be imposed on the sublicensee.

§ 4 Manufacture by third parties

The licensee is permitted to allow the subject matter of the agreement to be manufactured by third parties only after approval from the licensor in advance and in writing. If an approval is granted in writing by the licensor, the licensee is permitted to allow such third parties to receive the information that they need in order to be able to manufacture the subject matter of the license for this purpose.

§ 5 Transferability of the exclusive license

The transfer of the exclusive license is possible only to a company affiliated directly or indirectly with the licensee, and requires approval from the licensor in writing.

[2 initials]

§ 6 Contract territory [2 initials]

The contract territory includes the countries for which the protected rights applications/protected rights exist according to Attachment I.

The patent applications from Attachment I currently extend to the European Patent Convention signatory countries, the USA and India. Depending on the pending validation or legal capacity in the contract countries, the contract territory for the license can still change retroactively.

§ 7 Technical documentation and support

The licensor has already made available to the licensee all documentation necessary for the manufacture of the subject matter of the license.

The licensee is obligated to maintain as confidential all documentation provided to him for the manufacture of the subject matter of the license, even if it can be proven that it is part of the prior art.

The licensee will impose the duty of confidentiality on the members of his operation, third parties who are commissioned to manufacture a subject matter of the license, and sublicensees.

To the extent available, the licensor will issue to the licensee all information required for the manufacture of the subject matter of the license, and will make additional technical documentation available to him, if necessary.

§ 8 Liability for defects

The licensor is not liable for the technical feasibility and usefulness of the invention.

The licensor is not liable for the interference with the license right by the rights of third parties, which exist at the time the agreement is entered into, or which are present during the contract term, and of which the licensor is not aware, could have known or does not know as the result of negligence.

In particular, the licensor is not liable for the commercial usability and readiness for fabrication of the invention. [2 initials]

The licensee hereby indemnifies the licensor against all possible claims by third parties, including the sublicensees, arising from the rights granted to the licensee on the basis of this license agreement, in particular from action for performance, action for damages and other legal actions.

The licensor makes no warranty at all for the validity of the contractual protected rights. Furthermore, the licensor makes no warranty at all, and accepts no liability, that the exercise of the rights granted to the licensee with this license agreement will take place free from possible violations on the part of rights of third parties.

§ 9 License fee

The licensee shall pay the amounts payable for the international applications after being invoiced by the licensor with payment terms of 30 days. This payment is separate from the following sales revenue-related license fee and is not chargeable against it.

For the subject matter of the license, the licensee will pay to the licensor an ongoing annual sales revenue license fee that is associated with sales revenue (sales revenue license fee) in the amount of 2 % for a sales revenue (without sales tax) up to € 50,000,000, in the amount of 1.5 % for the portion of the sales revenue (without sales tax) from > € 50,000,000 to € 100,000,000 and in the amount of 1 % for the portion of the sales revenue (without sales tax) from > € 100,000,000. The sales (without sales tax) generated by possible sublicenses are to be taken into account in the sales revenue that serves as a basis for the calculation of the license fee.

The sales revenue license fee is to be paid to the licensor by the licensee on an annual basis and no later than by February 15th of the following year in each case, and is due for payment within two (2) weeks after invoicing, whereby the licensee must ensure that the license fee must be received into the account specified by the licensor no later than seven (7) days after the payment is due. [2 initials]

If a payment of the license fee by the licensee is not made by the due date, then the license fee owed after the due date is to accrue interest at 4 % over the respective discount rate of the German Central Bank.

§ 10 Accounting obligation

The licensee is obligated to maintain separate accounts regarding the invoiced sales of the subject matter of the license as well as any licensing revenues. Copies of the underlying invoice documents for the sales as well as any licensing revenues are to be stored separately (in electronic form or in paper form). This obligation is to be imposed on possible sublicensees as well, and comparable accounts are to be maintained for their invoiced sales.

At its own expense, the licensor is entitled to have the accuracy and completeness of the annual statement for the sales revenue license fee, based on the separate accounting documents of the licensee, audited by an independent accountant or another person obligated to confidentiality by virtue of occupational law at his own expense. To the extent that this audit results in a deviation since the last audit to the detriment of the licensee in the amount of more than 1 % of the sales revenue license fee owed for the period audited, or more than € 5,000, whichever value is exceeded first, the licensee is required to absorb the costs of the audit.

§ 11 Tax clause

Direct taxes that are levied in the licensee's country as a result of the payments made to the licensor in accord with the agreement are charged to the licensor. Sales taxes that are levied in the licensee's country as a result of these payments are charged to the licensee. If the sales taxes are to be paid by the licensor according to the law in the licensee's country, then the licensee is required to assist the licensor in the fulfillment of all obligations and formalities.

§ 12 Discontinuation of the contractual protected right – license fees

If the contractual protected right is declared legally void at the instigation of third parties, the present contract nevertheless remains in existence. [2 initials]

It is pointed out explicitly that license fees paid cannot be reclaimed.

However, the licensee has the right to terminate within a period of one month. The license fees are still due until the point in time that the termination goes into effect. License fees that are still outstanding are due no later than 10 days after the termination goes into effect, whereby the licensee must ensure that the license fee must be received into the account specified by the licensor no later than seven (7) days after the payment is due. If the payment of the license fee by the licensee is not made by the due date, then the license fee owed after the due date is to accrue interest at 4 % over the respective discount rate of the German Central Bank.

§ 13 Non-competition clause and nullification obligation

The licensee is not authorized to use the knowledge that becomes known to him in connection with the licensed protected rights for the manufacture, use and distribution of competing products.

The licensee may neither attack the contractual protected rights himself, nor have them attacked by third parties, or to otherwise support an attack in any form.

In the context of the exercise of the rights granted to him according to this license agreement, the licensee is required to always protect the interests of the licensor, as well as to carry out without delay or refrain from all actions necessary for doing so.

     § 14 Knowledge exchange as well as improvement and application inventions

The parties to the agreement will promptly notify each other regarding all improvements, changes or inventions in the contract territory.

The licensee is obligated in particular to grant access to all documents related to the subject matter of the license as well as improvements, changes or inventions in connection with the subject matter of the license upon request by the licensor. [2 initials]

The licensee, as well as its possible sublicensees, are obligated and are required to ensure that the licensor is granted the exclusive rights to use the improvements, changes or inventions in connection with the subject matter of the license. In addition, the licensee is required to ensure that applications that relate to the improvements or additional developments for the subject matter of the license are made by the licensor exclusively. The licensee is obligated to provide all information necessary for doing so to the licensor, and to provide required signatures. In addition, the licensee is required to ensure that the rights in protected rights related to improvements and additional development of the subject matter of the agreement can pass to the licensor, for example through appropriate contracts with its employees.

The licensee, as well as its possible sublicensees, are obligated in particular to assign to the licensor at no charge the rights in any protected rights arising from this in relation to additional development, improvements and similar items in connection with the subject matter of the license. [2 initials]

§ 15 Violation of the contractual protected rights by third parties

The parties to the agreement are obligated to report to each other regarding violations of the contractual protected rights without delay. The parties to the agreement will then agree on the future course of action.

If the parties to the agreement agree on a collective course of action against a presumed violator, then the licensor will initiate the required steps. Each party will bear half the costs accrued by doing so. The licensee is obligated to reimburse to the licensor the share of the costs to be borne by him within four (4) weeks after submission of an appropriate invoice. The parties are each entitled to half of any payments received from compensation for damages.

If the parties cannot agree on a collective course of action, then the licensor alone is entitled to make the final decision as to whether to proceed against a presumed violator.

If the licensee is not interested in proceeding against a presumed violator in this case, then the licensor has the right to proceed against the violator at his own expense. In this case, the licensor alone is entitled to any payments as compensation for damages.

In the opposite case, if the licensee would like to proceed against a presumed violator but the licensor has no interest of its own in such an action, then the licensor will act for the licensee to the extent that the licensee indemnifies it against all costs and claims for compensation for damages, or the licensor will permit the licensee to become active itself, to the extent the licensee indemnifies it against all costs and claims for compensation for damages. The licensee alone is then entitled to any litigated claim for compensation for damages.

It is pointed out explicitly that the licensor may also proceed against third parties without requiring the approval or participation of the licensee. This applies even if the licensee can assert a good reason why the licensor should not proceed against a third party. [2 initials]

It is pointed out explicitly that the licensor can reject taking an action by the licensee against third parties to the extent that such an action is contrary it its own interests. It is pointed out explicitly that the licensor can reject taking an action by the licensee against a presumed violator without a good cause.

Apart from that, in no case does the licensee have the right to itself proceed against presumed violators of the contractual protected rights.

§ 16 Attacks against the existence of the contractual protected rights

The licensor is obligated to defend the contractual protected rights against attacks by third parties (nullification suits, opposition proceedings).

The costs for defending the contractual protected rights against attacks by third parties (nullification suits, opposition proceedings) are paid by the licensee.

In the case of a successful attack against a contractual protected right by third parties, the obligation of the licensee to pay the stipulated license fees remains thereby unaffected.

§ 17 Maintenance of the contractual protected rights

The licensee bears the fees and costs associated with the maintenance of the contractual protected rights, in particular fees of the relevant patent authorities and any attorneys' fees or patent attorneys' fees or other representatives.

The licensee is obligated to pay the fees and costs associated with the maintenance of the contractual protected rights, in particular fees of the relevant patent authorities, in a timely manner, which means in due time before the due date.

If the licensee cannot pay the fees and costs associated with the maintenance of the contractual protected rights, in particular fees of the relevant patent authorities and any attorneys' fees or patent attorneys' fees or other representatives, in a timely manner, then the licensee is obligated to inform the licensor immediately in writing via registered letter and fax in advance. [2 initials]

In due time before the due date is considered a period of at least one (1) month prior to the due date for the event associated with the deadline.

It is pointed out explicitly that the licensee is not entitled to offset a portion of the resulting costs and fees against the licensing fee associated with sales revenue according to § 9.

In order to ensure that the fees and costs associated with the maintenance of the contractual protected rights, in particular fees of the relevant patent authorities, are paid in a timely manner, the licensor will specify a patent attorney and/or an attorney for the licensee, who will be commissioned to act as an agent for the contractual protected rights.

The patent attorney and/or attorney specified by the licensor for the licensee for the contractual protected rights is responsible for the maintenance and defense of the contractual protected rights.

§ 18 Termination for good cause

Under the requirements of the applicable law, the agreement can be terminated for good cause.

In particular, the exclusive license may be partially terminated for individual technology and corresponding system/s, manufacture and sale and marketing, if the licensee does not generate minimum annual sales (without sales tax) with the subject matter of the license for the system/ in the scale below. In this context it is considered as agreed that if the minimum annual sales have not been accomplished for one or several systems in the corresponding technical area, the licensee must achieve for these systems/ in that technical area at least the minimum annual sales in the next year; otherwise the exclusive license for the system/s, their manufacture and sale and marketing for that technical area will change into a nonexclusive license effective on January 1st of the year after the year, in which the licensee has not achieve the minimum sales again, without the license having to be terminated. The conversion of the exclusive license into a nonexclusive license for systems, their manufacture and sale and marketing has the effect of the licensor being

[2 initials]

permitted to issue nonexclusive licenses to third parties without the licensee’s approval

If the licensee does not reach the minimum annual sales for systems in one of the technical areas below, for which a nonexclusive license already exists, for two consecutive years, i.e. the exclusive license has already been turned into a nonexclusive license, the licensor can terminate the nonexclusive license for systems, their manufacture and sale and marketing for this technical area for good cause. Termination for good cause must be made in writing to the licensee within four (4) weeks after the receipt of the statement of accounts of total annual sales at the licensee’s or at the latest by June 30th of the year, in which the nonexclusive license is terminated. Whether the termination occurred in time will depend on the send date of the termination notice by the licensee – postage stamp or the like. If this is impossible, it will be determined by the date of receipt of the termination notice by the licensee.

The five technical areas with their minimum annual sales are listed below.

For the subject matter of the license insofar as it pertains to systems in the technical area of energy recovery from capacitor waste heat of water from the atmosphere:

Year	Sales revenue in Euros (€)
2006	0
2007	500,000
2008	750,000
2009	1,000,000
2010 until the end of the agreement per year	2,000,000

For the subject matter of the license insofar as it pertains to systems in the technical area of energy recovery from capacitor waste heat of refrigeration and air conditioning systems:

[2 initials]

Year	Sales revenue in Euros (€)
2006	0

2007	500,000
2008	750,000
2009	900,000
2010 until the end of the agreement per year	2,000,000

For the subject matter of the license insofar as it pertains to systems in the technical area of energy recovery from the waste heat of block-type thermal power stations:

Year	Sales revenue in Euros (€)
2006	0
2007	1,200,000
2008	1,500,000
2009	1,500,000
2010 until the end of the agreement per year	3,000,000

For the subject matter of the license insofar as it pertains to systems in the technical area of energy recovery from the waste heat of industrial heat processes (with the exception of systems, which are already covered by the other minimum annual sales revenue):

Year	Sales revenue in Euros (€)
2006	0
2007	400,000
2008	500,000
2009	800,000
2010 until the end of the agreement per year	1,500,000

For the subject matter of the license insofar as it pertains to systems in the technical area of energy recovery from the heat of exhaust and sewage streams (with the exception of systems, which are already covered by the other minimum annual sales revenue):

[2 initials]

Year	Sales revenue in Euros (€)
2006	0
2007	400,000
2008	500,000
2009	800,000
2010 until the end of the agreement per year	1,500,000

Good cause also exists in particular if:

1.

the licensee breaches his payment obligations, for example if payment is not received in a timely manner in the account of the licensor according to § 9, and the licensee has not provided redress to the satisfaction of the licensor for the consequences of this breach within four (4) weeks of the point in time of the written request (the date of dispatch of the notice of termination by the licensor is determinative for the calculation of the termination notice deadline specified above), or has ended the related breach;

2.

the licensee or one of its related companies ceases its business operations, is over-indebted, becomes insolvent or if a bankruptcy proceeding or comparable proceeding is filed against it and/or if a bankruptcy proceeding is rejected for lack of assets;

3.	the licensee sells its business operation – even in part,

4.

the licensee transfers, assigns, hypothecates and/or burdens with other right of third parties any rights and obligations from the present license agreement and/or the license agreement itself (including its individual components);

5.	the licensee attacks the contractual protected rights or other patent applications, patents, trademarks and/or company name rights of the licensor;

6.	the licensee undertakes another action that is harmful/disruptive to the foundation of trust for the continuation of the license agreement (as well as by omission).

7.

the statement of sales revenue figures and the resulting license fee is not prepared in a timely manner and if the licensee has not provided redress to the satisfaction of the licensor of the consequences of this breach within three (3) weeks of the point in time of the written request (the send date of the written request by the licensor is determinative), and has ended or taken care of the related breach to the satisfaction of the licensor.

In the case of a termination for good cause by a party, each right of the licensee to use the contractual protected rights ends with the end of the agreement, and the licensee is explicitly obligated to refrain from using the subject matter of the contractual protected rights, to the extent that the protected rights are still in force, on penalty of a contractual penalty in [2 initials]

the amount of € 5,001.00 (in words: five thousand one Euros) that becomes due for each case of noncompliance.

With respect to the licensor after the end of the agreement, the licensee is obligated to assert no rights against existing or contractual protected rights, or to make use of them.

The notice of termination must be in writing.

§ 19 Transfer of rights and obligations

The rights and obligations from this agreement also apply to legal successors of the parties to the agreement and/or the contractual protected rights, as well as the current and future licensees of the contractual protected rights that are the subject matter of this agreement. The legal successor will be subject to the rights and obligations from this agreement completely.

§ 20 Commencement of the license agreement

The present license agreement goes into effect when signed by the parties to the agreement.

§ 21 Term of the agreement

The term of the agreement amounts to 15 years, or ends when the last contractual protected right expires, whichever lasts longer.

§ 22 End of the agreement

When this license agreement ends, all other sublicense agreements that the licensee entered into with third parties also end automatically. In addition, when entering into a sublicensing agreement, the licensee is required to alert each sublicensee of the latter mentioned legal consequence in particular, and to include the latter mentioned legal consequence in each sublicense agreement in writing.

After the end of the license agreement, the licensee is required to return without delay all documents received, without retaining reproductions of them.

[2 initials]

The licensee is required to continue to maintain confidentiality regarding trade and production secrets acquired as a result of this agreement. He is also no longer entitled to utilize them. This does not apply for a subject matter of the license if the patent protection for this subject matter of the license has expired in all contract territories.

§ 23 Court of jurisdiction/ arbitration/ applicable law

German law is applicable exclusively to the present license agreement, to the exclusion of international contract law. Düsseldorf, Germany is the court of jurisdiction.

§ 24 Partial invalidity

In the case of invalidity and/or unenforceability of individual clauses or parts of clauses of the contractual provisions of the present license agreement, the remaining provisions of this license agreement retain their validity. With respect to the invalid or unenforceable provision, the parties are obligated to replace it with a valid and/or enforceable provision that comes as close as possible to the commercial interests of both parties for the provision to be replaced.

§ 25 Written form

A change to the present agreement must be in written form. The modification of the written form requirement must also be in written form. Any oral and/or written agreements related to the contractual protected rights between the parties will be replaced by the present license agreement and lose their validity.

Bingen am Rhein, on [Handwriting: August 21, 2006]	[Signature]
(Ecoenery [sic] Patent GmbH by Dr.
Francisco José Guadamillas Cortés)

Herten, on [Handwriting: September 30, 2006] ..........	[Signature]
(Aqua Society GmbH by Dr. Volker
Schulz)